As filed with the Securities and Exchange Commission on October 17, 2023
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

G-III APPAREL GROUP, LTD.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	41‑1590959 (I.R.S. Employer Identification No.)
512 Seventh Avenue New York, New York (Address of Principal Executive Offices)	10018 (Zip Code)
G-III Apparel Group, Ltd. 2023 Long-Term Incentive Plan
(Full title of the plan)

Morris Goldfarb, Chief Executive Officer
G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
(Name and address of agent for service)
(212) 403-0500
(Telephone number, including area code, of agent for service)

Copy to:

Neil Gold, Esq.
Steven Suzzan, Esq.
Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
Telephone: (212) 318-3000
Facsimile: (212) 318-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ⌧	Accelerated filer ◻
Non-accelerated filer ◻	Smaller reporting company ◻
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in the G-III Apparel Group, Ltd. 2023 Long-Term Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference.

The following documents and information, which were previously filed by G-III Apparel Group, Ltd. (the “Company”) with the Commission are incorporated herein by reference:

●	the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023, filed on March 27, 2023;
●	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2023, filed on June 6, 2023 and for the quarterly period ended July 31, 2023, filed on September 7, 2023;
●	the Company’s Current Reports on Form 8-K filed on April 26, 2023, May 1, 2023, June 13, 2023, August 10, 2023 and August 30, 2023; and
●	the description of the Company’s capital stock contained in the Company’s Form 8-K filed on November 1, 2012, as amended by Exhibit 4.2 (Description of Securities) to the Company’s Form 10-K filed on March 30, 2020, and as amended by any subsequent amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the “DGCL”) authorizes Delaware corporations to eliminate or limit the personal liability of a director to the corporation or a stockholder for monetary damages for breach of certain fiduciary duties as a director, other than his duty of loyalty to the corporation and its stockholders, or for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper benefits. Article VII of the Company’s by-laws provide for the indemnification of the officers and directors of the Company to the fullest extent permitted under the DGCL. In addition, the Company has executed agreements with the officers and directors of the Company that require the Company to indemnify such individuals for liabilities incurred by them because of an act, omission, neglect or breach of duty committed while acting in the capacity of an officer or director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.            Exemption from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description
4.1	By-laws of G-III Apparel Group, Ltd., as amended (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, filed on March 15, 2013).

5.1	Opinion of Norton Rose Fulbright US LLP.

23.1	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1	G-III Apparel Group, Ltd. 2023 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s proxy statement, filed on September 11, 2023).

107	Filing Fee Table.

Item 9.            Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 17, 2023.

G-III APPAREL GROUP, LTD.

By:	/s/ Neal S. Nackman
Neal S. Nackman
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints MORRIS GOLDFARB and NEAL S. NACKMAN, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Morris Goldfarb	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 17, 2023
Morris Goldfarb

/s/ Neal S. Nackman	Chief Financial Officer (Principal Financial and Accounting Officer)	October 17, 2023
Neal S. Nackman

/s/ Sammy Aaron	Director	October 17, 2023
Sammy Aaron

/s/ Thomas J. Brosig	Director	October 17, 2023
Thomas J. Brosig

/s/ Dr. Joyce F. Brown	Director	October 17, 2023
Dr. Joyce F. Brown

/s/ Alan Feller	Director	October 17, 2023
Alan Feller

/s/ Jeffrey Goldfarb	Director	October 17, 2023
Jeffrey Goldfarb

/s/ Victor Herrero	Director	October 17, 2023
Victor Herrero

/s/ Robert L. Johnson	Director	October 17, 2023
Robert L. Johnson

/s/ Patti H. Ongman	Director	October 17, 2023
Patti H. Ongman

/s/ Laura Pomerantz	Director	October 17, 2023
Laura Pomerantz

/s/ Michael Shaffer	Director	October 17, 2023
Michael Shaffer

/s/ Cheryl Vitali	Director	October 17, 2023
Cheryl Vitali

/s/ Richard White	Director	October 17, 2023
Richard White

/s/ Andrew Yaeger	Director	October 17, 2023
Andrew Yaeger

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	By-laws of G-III Apparel Group, Ltd., as amended (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K, filed on March 15, 2013).

5.1	Opinion of Norton Rose Fulbright US LLP.

23.1	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1	G-III Apparel Group, Ltd. 2023 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s proxy statement, filed on September 11, 2023).

107	Filing Fee Table.